Exhibit 4.1

CUSIP NO. 2442GAAB8

ISIN NO. US2442GAAB82

$[ ]

DEERE FUNDING CANADA CORPORATION

4.850% NOTE DUE 2031

Unless this certificate is presented by an authorized representative of The Depository Trust Company (570 Washington Boulevard, Jersey City, New Jersey) to the issuer or the guarantor, or their agent for registration of transfer, exchange or payment, and such certificate issued is registered in the name of CEDE & CO., or such other name as requested by an authorized representative of the Depository, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered owner hereof, CEDE & CO., has an interest herein.

Unless and until this certificate is exchanged in whole or in part for Notes in certificated form, this certificate may not be transferred except as a whole by the Depository to a nominee thereof or by a nominee thereof to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor.

DEERE FUNDING CANADA CORPORATION, an Ontario corporation (herein referred to as the “Issuer”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[          ] on July 15, 2031 (the “Maturity Date”), and to pay interest thereon from July 15, 2026, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year (each, an “Interest Payment Date”), commencing January 15, 2027, at 4.850% per annum until the principal hereof is paid or duly provided for.

Any payment of principal, premium, if any, or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment. Interest payable on each Interest Payment Date will include interest accrued from and including July 15, 2026, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding such Interest Payment Date.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person (the “Holder”) in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the 15th day (whether or not a Business Day) preceding such Interest Payment Date (a “Regular Record Date”). Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee (referred to herein), notice whereof shall be given to the Holder of this Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

For purposes of this Note, “Business Day” means any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

Payment of the principal of this Note on the Maturity Date or any date of earlier redemption will be made against presentation of this Note at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as this Note remains in book-entry form, all payments of principal, premium, if any, and interest will be made by the Issuer in immediately available funds.

General. This Note is one of a duly authorized issue of securities (herein called the “Securities”) of the Issuer, issued and to be issued in one or more series under an indenture, dated as of June 15, 2020, as it may be supplemented from time to time (herein called the “Indenture”), among the Issuer, Deere & Company, a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon, Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture with respect to a series of which this Note is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “4.850% Notes due 2031” (collectively, the “Notes”).

The Notes are initially limited to $300,000,000 aggregate principal amount. The Notes will be fully and unconditionally guaranteed under a guarantee (the “Guarantee”) by the Guarantor of the payment of principal of, and premium, if any, and interest on, and “additional amounts” with respect to, the Notes when due, whether at maturity or otherwise. Under the terms of the full and unconditional Guarantee, holders of the Notes are not required to exercise their remedies against the Issuer before they proceed directly against the Guarantor. The Issuer may, without the consent of the Holder hereof, create and issue additional securities ranking pari passu with the Notes in all respects and so that such additional securities shall be consolidated and form a single series having the same terms as to status, redemption or otherwise as the Notes initially issued, and the Guarantor will issue a Guarantee of such additional debt securities. No additional Notes may be issued if an Event of Default has occurred and is continuing.

Whenever there is mentioned in this Note, in any context, the payment of the principal of or any premium or interest on, or in respect of, the Notes (or any payments pursuant to the Guarantee hereof) such mention shall be deemed to include mention of the payment of Additional Amounts provided for in Section 1004 of the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect hereof pursuant to the provisions of such Section and express mention of the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Optional Redemption. Prior to the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

●	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.100% (10 basis points), less (b) interest, if any, accrued and unpaid to, but excluding, the date of redemption; and
●	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but excluding, such redemption date.

On or after the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on an Interest Payment Date falling on or prior to a redemption date will be payable on such Interest Payment Date to the Holders as of the close of business on the relevant record date.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 15 days but not more than 45 days before the redemption date to each holder of Notes to be redeemed. The notice of redemption will specify the items set forth in Section 1104 of the Indenture.

If the Issuer has given notice of redemption and has made funds available on the redemption date referred to in the notice for the redemption, the Notes called for redemption will cease to bear interest on the redemption date and the Holders from and after the redemption date will be entitled to receive only the payment of the redemption price upon surrender of the Notes in accordance with the notice.

In the case of a partial redemption of the Notes, no Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of such Note to be redeemed. A new note in a principal amount equal to the unredeemed portion of such Note will be issued in the name of the Holder upon surrender for cancellation of the original Note and the Guarantor will issue a Guarantee of such new Note. For so long as the Notes are held by The Depository Trust Company (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary, which may be made on a pro rata pass-through distribution of principal basis, and any certificated Notes will be redeemed by lot.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

The Issuer will notify the Trustee at least five Business Days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of the Notes to be redeemed and their redemption date.

As used herein:

“Par Call Date” means June 15, 2031 (the date that is one month prior to the Maturity Date).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Trustee shall have no duty to determine, or verify the calculation of, the redemption price, or of any component thereof, or for determining whether manifest error has occurred.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain circumstances shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Maturity. Except for the optional redemption described above and in Section 1108 of the Indenture, the Notes may not be redeemed prior to the Maturity Date. The Notes are not subject to the operation of any sinking fund.

Modification and Waivers; Obligations of the Issuer and the Guarantor Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer or the Guarantor and the rights of the Holders of the Securities of each series. Such amendment may be effected under the Indenture at any time by the Issuer or the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Outstanding Securities, to waive compliance by the Issuer or the Guarantor with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer or the Guarantor, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate and in the coin or currency herein prescribed.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Issuer and the Guarantor on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Issuer and the Guarantor with certain conditions set forth therein, which provisions apply to this Note.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Issuer in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

This Note is a global Security. If the Depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer or the Guarantor within 60 days or an Event of Default under the Indenture has occurred and is continuing with respect to the Notes, the Issuer or the Guarantor will issue Notes in certificated form in exchange for each global Security. In addition, subject to the procedures of the Depository, the Issuer or the Guarantor may at any time determine not to have the Notes represented by a global Security and, in such event, will issue Notes in certificated form in exchange in whole for the global Security representing the Notes. In any such instance, an owner of a beneficial interest in a global Security will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in minimum denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer or the Guarantor may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer or the Guarantor, the Trustee and any agent of the Issuer or the Guarantor or the Trustee may treat the Holder as the owner hereof for all purposes (subject to Section 309 of the Indenture), whether or not this Note be overdue, and neither the Issuer or the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

Defined Terms. All terms used in this Note which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Governing Law. This Note and the Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles of such state other than New York General Obligations Law Section 5-1401.

Notices. Notices to Holders of the Notes will be made by first class mail, postage prepaid, to the addresses that appear on the register maintained by the Security Registrar.

Unless the certificate of authentication hereon has been executed by the Trustee by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: July 15, 2026

DEERE FUNDING CANADA CORPORATION, as Issuer

By:_____________________________

Jerry M. Steining

Assistant Secretary

Signature Page to Global Note

TRUSTEE’S CERTIFICATE

OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within- mentioned Indenture

Dated: July 15, 2026

THE BANK OF NEW YORK MELLON, as Trustee

By:_____________________________

Authorized Signatory

Signature Page to Global Note

DEERE & COMPANY

FULL AND UNCONDITIONAL GUARANTEE

For value received, Deere & Company, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Guarantor”, which term includes any successor Person under the Indenture (the “Indenture”) referred to in the Security on which the Guarantee is endorsed), has fully and unconditionally guaranteed, pursuant to the terms of the Guarantee contained in Article XVI of the Indenture, the due and punctual payment of the principal of and any premium and interest and Additional Amounts on such Security, when and as the same shall become due and payable, whether at the Stated Maturity, upon acceleration, call for redemption or otherwise, in accordance with the terms of such Security and the Indenture.

All payments pursuant to the Guarantee shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Canada or the jurisdiction of organization of any successor to Deere Funding Canada Corporation (the “Issuer”) or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by Canada (or, in the case of a successor Person to the Issuer, of the jurisdiction in which such successor is organized) or any such subdivision or authority to be withheld or deducted. In that event, the Guarantor will pay such Additional Amounts as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to the Holder of the Security on which the Guarantee is endorsed of the amounts which would have been payable in respect of such Security had no such withholding or deduction been required, except that no Additional Amounts shall be so payable for or on account of:

1.	any tax, duty, assessment or other governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein;

2.	any tax, duty, assessment or other governmental charge which would not have been imposed but for (A) the existence of any present or former connection between the Holder or beneficial owner of a Security or a third party on behalf of such Holder or beneficial owner by reason of its (or between a fiduciary, settlor, beneficiary member, shareholder or possessor of a power over such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) having some present or former connection with Canada (or, in the case of a successor Person to the Issuer, of the jurisdiction in which such successor is organized) (including being or having been a citizen or resident of Canada (or such successor Person’s jurisdiction) or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein, but not including the mere holding or ownership of such Security), or (B) the presentation of such Security thereof for payment more than 30 days after the date on which such payment became due or was provided for, whichever is later;

3.	any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of or any premium or interest on the Securities or the Guarantee(s) thereof;

4.	any amount of any tax, duty, assessment or other charge required to be withheld by a paying agent from a payment on a guaranteed debt security, if such payment can be made without such withholding by any other paying agent;

5.	any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Security with a request of the Issuer or the Guarantor addressed to the Holder (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

6.	any withholding or deduction that is imposed on a payment to the Holder or beneficial owner of the Security that is required to be made pursuant to the laws of Canada (or a political subdivision thereof) in effect on the date the Security was originally issued by the Issuer;

7.	any estate, inheritance, gift, sale, transfer, personal property or any similar tax, duty, assessment or other governmental charge; or

8.	any combination of items (1), (2), (3), (4), (5), (6) and (7).

Additionally, Additional Amounts shall not be paid with respect to any payment in respect of any Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Canada (or any political subdivision or taxing authority thereof or therein) (or in the case of a successor Person to the Issuer of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Security.

The obligations of the Guarantor to the Holders of the Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XVI of the Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the Guarantee.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Security upon which the Guarantee is endorsed shall have been executed by the Trustee under the Indenture by the manual or electronic signature of one of its authorized signatories.

The Guarantee is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Guarantor.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture.

IN WITNESS WHEREOF, the Guarantor has caused the Guarantee to be duly executed.

Dated: July 15, 2026

DEERE & COMPANY

By: _____________________________

Name: Jerry M. Steining

Title: Assistant Treasurer

Attest: _____________________________

Name: Larry J. Gant

Title: Assistant Secretary